Exhibit 10.22

19 August 2004

Mr. Tom Szabo
Chairman and CEO
Public Media Works, Inc
14759 Oxnard Street
Van Nuys, California, 91411

Re: Line of Credit

Dear Tom,

        Per our recent meetings Mainas Development Corporation is prepared to grant a Line of Credit in the amount of $250,000.00 (USD) to Public Media Works, Inc, subject to our review and approval of the following; latest SB2A & 15C211 filings.

        The loan would be payable on demand and for a period of no more than one year, interest shall be paid monthly at the rate of .75% per month on the outstanding balance..

        I look forward to working with you.

Mainas Development Corporation, a Canadian Company
by

/s/ GEORGE A. MAINAS
George A. Mainas
Director